Exhibit 99.1

LIFETIME BRANDS ANNOUNCES FIRST QUARTER 2008 RESULTS

GARDEN CITY, N.Y., May 8, 2008 – Lifetime Brands, Inc. (Nasdaq NM: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced results for the quarter ended March 31, 2008.

Net sales for the three months ended March 31, 2008, were $98.2 million, as compared to net sales of $103.8 million for the same period in 2007. For the quarter, the Company reported a net loss of $6.0 million, or $0.50 per diluted share, compared to a net loss of $1.3 million, or $0.10 per diluted share, for the first quarter of 2007.

Results for the 2008 quarter include a non-recurring charge of $2.9 million, equal to $0.14 per diluted share, attributable to the restructuring of the Company’s Direct to Consumer (“DTC”) business. During the quarter, the Company also incurred approximately $1.5 million, equal to $0.07 per diluted share, in added distribution expense attributable to the operation and integration of three distribution centers in California as it completes the consolidation of its West Coast distribution into a single distribution facility. The Company expects the consolidation of its West Coast distribution centers to be substantially completed by June 30, 2008.

The inventory attributable to the Company’s wholesale segment at March 31, 2008, was $119.0 million, $114.6 million on an acquisition-adjusted basis, as compared to $130.1 million at March 31, 2007, reflecting the results of the Company’s inventory reduction initiative. Inventory attributable to the DTC segment also declined, principally due to the going out of business sales at 30 retail stores that the Company closed during the quarter.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer, commented, “Net wholesale sales for the quarter decreased by 9.9%, as compared to the same quarter in 2007. Most of our wholesale customers experienced lackluster foot traffic during the quarter, as consumers curtailed spending on discretionary items due to continuing uncertainty over the direction of the overall economy and to the impact of rising prices for non-discretionary purchases, notably food and energy. The sales decline in our wholesale business was partially offset by a 21.9% increase in net sales in our DTC segment, reflecting a same store sales increase of 3.3% at our continuing locations, a 13.5% increase in Internet sales and the going out of business sales at the stores we closed during the quarter.

“Our customers count on new products to drive retail demand. Innovation and newness, important even in boom times, are especially critical during periods when consumer spending may be constrained. While already the industry’s innovation leader; in 2008, Lifetime Brands will take innovation to unprecedented levels by introducing over 4,000 new and redesigned products.

“At the International Home & Housewares Show in Chicago in March, we broke new ground with the introduction of new environmentally-friendly kitchenware products made from a bio-plastic blend that contains less petroleum than ordinary plastics. These products will be available at retail during the fourth quarter of this year. We also introduced a new line of trash cans under the Cuisinart® brand that will ship this summer. Our comprehensive line of Vasconia® products, which we previewed last year and which is targeted at the rapidly-growing number of Hispanic households in the U.S., is just now becoming available at retail.

“Most of our retail partners are cautiously optimistic for the fall selling season, with the understanding that the economy will require them to be more promotional than ever before. We recognized this early, and have developed special offerings in each of our product categories that are suitable for “doorbuster” retail events, such as “Black Friday” specials. Working in concert with our vendors, we are able to provide retailers with the pricing they need to drive traffic without any negative impact on our margins.

“We are very gratified with the progress that the new management team leading our dinnerware business has made in a short period of time. We have already received commitments for a number of the new patterns that we introduced in Chicago and during the New York Tabletop Week in April of this year.

“We are also pleased by the continuing success of our inventory reduction program, and expect our inventory turns to continue to increase.

“Our new affiliate, Ekco SAB, Mexico’s largest housewares company, achieved its plan during the quarter, and is on track for the year. Ekco’s shareholders recently approved a proposal to change the company’s name to Grupo Vasconia SAB.

“All companies that source products in China are facing higher costs due to rapidly increasing raw material costs, rising wages, labor shortages, social compliance costs, tax law changes and the appreciation of the Chinese currency relative to the dollar. So far, we have been able to mitigate the impact of these increasing costs by using our product development team to redesign our products and substitute materials. Our China sourcing group continues to develop new vendors and to work with existing suppliers to relocate their factories. We expect prices in China to continue to rise, and will continue our efforts to mitigate the impact of these increases.

“While the economic climate is likely to remain difficult for most of the year, we believe that by leveraging our great brands, unparalleled commitment to innovation and global sourcing capabilities, Lifetime Brands is well-positioned to meet the challenges and to expand our market share.

“Assuming the overall economy remains stable for the remainder of the year; Lifetime’s results for 2008 should generally reflect the financial guidance we have previously provided. Given the highly seasonal nature of our business, we will be in a better position to update our forecast when we report our results for the second quarter.”

Separately, the Company announced that its Board of Directors had declared a regular quarterly cash dividend of $0.0625 per share, payable on May 16, 2008 to shareholders of record on May 2, 2008.

Lifetime has scheduled a conference call for Thursday, May 8 at 11:00 a.m. ET to discuss first-quarter 2008 results. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Thursday, May 15, 2008 and can be accessed by dialing (706) 645-9291, conference ID #44828696. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America. The Company owns a 30% stake in Grupo Vasconia SAB, Mexico’s largest housewares company.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried / Jody Burfening
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	mailto:hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2008	2007

Net sales	$98,194	$103,787

Cost of sales	59,605	61,097
Distribution expenses	13,390	13,311
Selling, general and administrative expenses	31,103	29,931
Restructuring expenses	2,880	―

Loss from operations	(8,784)	(552)

Interest expense	(2,093)	(1,535)

Loss before income taxes and equity in earnings of Ekco	(10,877)	(2,087)

Income tax benefit	4,623	804
Equity in earnings of Ekco, net of taxes of $(190)	257	―

NET LOSS	$(5,997)	$(1,283)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.50)	$(0.10)

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	11,966	13,289

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$533	$4,172
Accounts receivable, less allowances of $15,838 at 2008 and $16,400 at 2007	51,510	65,030
Inventory	136,857	143,684
Deferred income taxes	8,509	7,925
Prepaid expenses and other current assets	5,665	7,267
Prepaid income taxes	3,791	―
TOTAL CURRENT ASSETS	206,865	228,078

PROPERTY AND EQUIPMENT, net	54,623	54,332
GOODWILL	27,432	27,432
OTHER INTANGIBLES, net	35,130	35,383
INVESTMENT IN EKCO	23,397	22,950
OTHER ASSETS	3,106	3,240
TOTAL ASSETS	$350,553	$371,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$18,700	$13,500
Accounts payable	12,328	21,759
Accrued expenses	23,776	31,504
Income taxes payable	―	4,520
TOTAL CURRENT LIABILITIES	54,804	71,283
DEFERRED RENT & OTHER LONG-TERM LIABILITIES	16,794	14,481
DEFERRED INCOME TAX	8,401	8,211
LONG-TERM DEBT	55,200	55,200
CONVERTIBLE NOTES	75,000	75,000

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 11,965,888 in 2008 and 11,964,388 in 2007	120	120
Paid-in capital	114,643	113,995
Retained earnings	26,505	33,250
Accumulated other comprehensive loss	(914)	(125)
TOTAL STOCKHOLDERS’ EQUITY	140,354	147,240
TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$350,553	$371,415